UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 3, 2015

Vivint Solar, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-36642 (Commission File Number)	45-5605880 (IRS Employer Identification No.)

3301 N. Thanksgiving Way, Suite 500
Lehi, Utah 84043
(Address of principal executive offices, including zip code)

(877) 404-4129
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On March 3, 2015, Vivint Solar, Inc. (the “Company”) entered into a credit agreement with certain financial institutions for which Goldman Sachs Lending Partners LLC is acting as administrative agent and collateral agent, under which the Company may from time to time incur up to an aggregate principal amount of $131 million in revolver borrowings (the “Revolving Credit Facility”). Upon the satisfaction of certain conditions, the Company may increase the aggregate amount of the Revolving Credit Facility to $150 million. Loans under the Revolving Credit Facility will be used for the construction and acquisition of solar energy systems, and letters of credit may be issued under the Revolving Credit Facility for working capital and general corporate purposes. The Revolving Credit Facility matures on the fifth anniversary thereof.

Borrowings under the Revolving Credit Facility may be designated as Base Rate Loans or Eurodollar Rate Loans, at the option of the Company. Base Rate Loans accrue interest at a rate per year equal to 2.25% plus the highest of (i) the federal funds rate plus 0.5%, (ii) Citibank’s published “prime rate,” and (iii) LIBOR plus 1.0%. Eurodollar Rate Loans accrue interest at a rate per annum equal to 3.25% plus the quotient obtained by dividing (i) LIBOR by (ii) 1.00 minus the reserve percentage then in effect under regulations issued by the Board of Governors of the Federal Reserve System of the United States. The fee for letters of credit is 3.25% per year, and the fee for undrawn commitments is 0.5% per annum.

The Company is the borrower under the Revolving Credit Facility. The Company’s obligations under the Revolving Credit Facility are guaranteed by its wholly owned subsidiaries, Vivint Solar Holdings, Inc., Vivint Solar Operations, LLC, Vivint Solar Developer, LLC and Vivint Solar Provider, LLC (collectively, the “Guarantors”). As collateral for the Company’s obligations under the Revolving Credit Facility, the Company and the Guarantors have each pledged the equity interests in the Guarantors. In addition, subject to certain exceptions, the Company and the Guarantors have granted a security interest in all their personal property, intellectual property and cash and cash equivalents, to secure the obligations under the Revolving Credit Facility.

The Revolving Credit Facility includes customary restrictive covenants, including meeting certain reporting requirements and restrictions on the Company’s and its subsidiaries ability to incur liens, incur indebtedness, execute certain change of control transactions, business combinations or other fundamental changes to their business, dispose of assets, make certain types of restricted payments or enter into certain related party transactions, in each case subject to customary exceptions and allowances, including with respect to the Company’s investment fund subsidiaries. These restrictions do not impact the Company’s ability to enter into or fund its interests in new investment funds to further fund the acquisition and construction of solar energy systems. In addition, the Company is required to have at least $25 million in cash and cash equivalents at the end of each fiscal quarter which is not subject to any liens, security interests, pledges or other encumbrances (other than any security interests granted under the Revolving Credit Facility).

The Revolving Credit Facility also contains certain customary events of default. If an event of default occurs, the lenders under the Revolving Credit Facility will be entitled to take various actions, including the termination of any undrawn commitments and the acceleration of amounts due under the Revolving Credit Facility.

Item 2.02	Results of Operations and Financial Condition.

On March 4, 2015, the Company issued a press release reporting its financial results for the fourth quarter and fiscal year ended December 31, 2014. A copy of the press release is furnished herewith as Exhibit 99.1.

The Company makes reference to non-GAAP financial measures in the press release, and includes information regarding such measures in the press release.

The information furnished in this Current Report under Item 2.02 and the exhibit attached hereto shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits.
Pursuant to the rules and regulations of the Securities and Exchange Commission, the attached exhibit is deemed to have been furnished to, but not filed with, the Securities and Exchange Commission:
Exhibit Number	Description
99.1	Vivint Solar, Inc. press release dated March 4, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vivint Solar, Inc.

By:	/s/ DANA C. RUSSELL Dana C. Russell Chief Financial Officer
and Executive Vice President

Date: March 4, 2015

EXHIBIT INDEX

Exhibit Number	Description
99.1	Vivint Solar, Inc. press release dated March 4, 2015